Exhibit 99.5

AMTD Digital Inc.

23/F Nexxus Building

41 Connaught Road Central

Hong Kong

June 23, 2022

VIA EDGAR

Division of Corporation Finance

Office of Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	AMTD Digital Inc. (CIK No. 0001809691)

Registration Statement on Form F-1 (File No. 333-256322)

Representation under Item 8.A.4 of Form 20-F

Ladies and Gentlemen,

The undersigned, AMTD Digital Inc., an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing of Amendment No. 14 to the Company’s above-referenced registration statement on Form F-1 (the “Registration Statement”) relating to the Company’s initial public offering of Class A ordinary shares to be represented by American depositary shares.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with International Financial Reporting Standards (“IFRS”), as of April 30, 2019, 2020, and 2021 and for the fiscal years ended April 30, 2019, 2020, and 2021 and unaudited interim consolidated financial statements as of February 28, 2022 and for each of the ten-month periods ended February 28, 2021 and 2022.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-1 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

(i)	the Company is not currently a public reporting company in any jurisdiction;

(ii)

the Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under IFRS or any other generally accepted auditing standards for any interim period;

(iii)	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;

(iv)	the Company does not anticipate that its audited financial statements for the fiscal year ended April 30, 2022 will be available until August 2022; and

(v)

in no event will the Company seek effectiveness of its registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

* * *

Very truly yours,

AMTD Digital Inc.

By:	/s/ Mark Chi Hang Lo
Name:	Mark Chi Hang Lo
Title:	Chief Executive Officer